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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren MIDWAY GAMES INC. (773) 961-2222 miribarren@midwaygames.com	Joseph N. Jaffoni Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com

MIDWAY GAMES INC. ANNOUNCES REVISED Q4 2002 FINANCIAL GUIDANCE
AND PROVIDES PRELIMINARY 2003 FINANCIAL GUIDANCE

        Chicago, Illinois, December 23, 2002—Midway Games Inc. (NYSE:MWY) announced today revised financial guidance for the year ending December 31, 2002 and preliminary financial guidance for the year ending December 31, 2003.

REVISED Q4 2002 GUIDANCE

        Midway expects revenues for the fourth quarter ending December 31, 2002 to be between $78.0 million and $83.0 million, compared to the Company's previous revenue guidance of between $105.0 million and $155.0 million. This decrease is primarily due to lower than expected demand for Defender, Dr. Muto and Haven: Call of the King, only partially offset by higher than expected demand for Mortal Kombat: Deadly Alliance. Dr. Muto and Haven: Call of the King are character-based adventure games, a category that has performed substantially below expectations for Midway and the videogame industry as a whole this holiday season. As a result of the decreased revenue expectations, additional reserves and other charges expected to be provided for as a result of this poor performance, Midway now expects to report a loss for the fourth quarter, compared to previous guidance of earnings between $15.0 million and $40.0 million. The Company expects to release final results for the fourth quarter and year ending December 31, 2002 in the latter half of February, 2003.

2003 GUIDANCE

        For the full year ending December 31, 2003, Midway expects revenues of between $250.0 million and $275.0 million, and pre-tax earnings of between $20.0 million and $30.0 million. Midway is currently exploring opportunities to streamline operations that, if adopted, could result in non-recurring charges reducing expected pre-tax earnings.

        Midway's portfolio of products for 2003 is diverse and focused on today's most popular game genres. In the first quarter of 2003, Midway expects to release MLB SlugFest 20-04, the sequel to the top-selling PlayStation

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Midway Games Inc., 12/23/02

2 baseball game of 2002 (year-to-date, according to NPD Funworld), and the highly anticipated European version of Mortal Kombat: Deadly Alliance to all PAL territories. Midway's domestic release of Mortal Kombat: Deadly Alliance was a success on all four platforms, and the Company expects this game to be a top-5 title on the PlayStation 2 and Xbox platforms this holiday season.

        Later in 2003, Midway plans to continue its success in the "over-the-top" sports genre with a fresh approach to the Company's football and hockey brands as well as the introduction of a new basketball title. Midway's next installments in the popular NFL Blitz and NHL Hitz franchises will include dramatic new gameplay featuring the same over-the-top excitement that made MLB SlugFest an instant hit. New to the Company's sports lineup in 2003 is NBA Ballers, a basketball title being developed by the internal development team responsible for creating previous hit basketball brands NBA Jam, NBA Hangtime and NBA Showtime: NBA on NBC which together have sold over four million domestic home videogame units.

        In addition to the Company's sports lineup, Midway expects to release several titles in 2003 targeted at today's most successful and popular game genres, including: a third-person shooter with a military/espionage theme; a survival horror game set in a maximum security prison; an adult-oriented open-world action game with a crime fighting theme; an immersive-world combat driving game; and, several driving/racing titles including a sequel to the 1-million+ unit seller, SpyHunter. The Company believes the novel characteristics of these products are well-suited to the interests of the current generation videogame players.

CONFERENCE CALL

        Midway Games Inc. is hosting a conference call and simultaneous web cast open to the general public at 4:30 p.m. EST today, Monday, December 23, 2002. The conference call number is 212/896-6033 or 415/908-4757; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.companyboardroom.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Following its completion, a replay of the call will be available for thirty days on the Internet via www.investor.midway.com or www.companyboardroom.com.

        Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

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Midway Games Inc., 12/23/02

        This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in the Company's current Transition Report on Form 10-K and the other filings made by the Company with the Securities and Exchange Commission.

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  EXHIBIT 99.1